Exhibit 4.60
English Translation
Cooperation Agreement
Party A: Shaanxi TV Station
Party B: Beijing Hantang Yueyi Culture Media Co., Ltd.
After friendly negotiations and abiding by the principles of mutual benefit, honesty and credibility, Party A and Party B entered into this Agreement in accordance with law on March 12, 2009, upon the terms and subject to the conditions as set forth below.
1. Purpose of Cooperation
Achieve complementation of advantages, scientific development, all-round improvement, mutual benefit and win-win result. Through cooperation between both parties, further highlight the features of Shaanxi Satellite TV, improve the taste of programs and on this basis, carry out and embody the idea and layout of developing Shaanxi Province through culture. Also enable Party B to obtain relevant interests pursuant to this Agreement.
2. Definitions
The words and expressions used herein have the meanings as ascribed to them in Annex 1, unless otherwise provided herein or otherwise required by the context:

3.	No change in Ownership of Shaanxi Satellite TV Channel and Basic Cooperation Principles of Lawful Standardization of Operating Activities
The precondition for the formation of this Agreement and the basic cooperation principles agreed by both parties are as follows:
3.1	All the basic ownership attributes about Shaanxi Satellite TV Channel being owned by Shaanxi TV Station shall not be changed. That is to say, during cooperation or upon expiry of cooperation term, Shaanxi Satellite TV Channel shall be owned by Shaanxi TV Station and such ownership relationship shall not be changed for whatever reason.

3.2	Party B is a Chinese-funded company registered in China, i.e. Party B is not a foreign enterprise, a foreign-funded company set up in China or a Sino-foreign joint venture set up in China. All the operating activities of Party B, Party B’s participation in program production, provision of programs, advertising releases and other acts during the cooperation period hereunder shall comply with the current laws, administrative regulations and rules of the People’s Republic of China.

3.3	Party A and Party B recognize the positioning of “Ren Wen Tian Xia” determined by Shaanxi Satellite TV Channel. When Party B exercises its rights hereunder, all its operating activities, program contents, etc shall not violate or go beyond the definite positioning of the “Ren Wen Tian Xia” determined by Shaanxi Satellite TV. Party B undertakes to further highlight the features of the “Ren Wen Tian Xia” positioning of

Shaanxi Satellite TV by means of cooperation and its efforts.
3.4	Party B shall be solely and exclusively entitled to the operating rights as an advertising agent for Shaanxi Satellite TV and the other rights and interests hereunder. Party A shall ensure that Party B is entitled to the rights and interests hereunder and provide support for Party B’s operations pursuant to the provisions of this Agreement.

4.	Agreement on the governmental license and input of equipment, etc for Shaanxi Satellite TV

4.1	Party A shall ensure the acquisition and maintenance of the approval and licensing formalities required for the broadcasting and operation of Shaanxi Satellite TV. Except for normal servicing times, Shaanxi Satellite TV will broadcast 7x24 hours (the governmental license for Shaanxi Satellite TV (Doc. No.: [ ]) as Annex 3 hereto).

4.2	Party A shall be responsible for the procurement and day-to-day maintenance of the facilities and equipment needed by Shaanxi Satellite TV Channel for normal broadcasting so that they remain in the normal operation status. The ownerships of such facilities and equipment belong to Party A. Party A has the obligation to update and renovate such facilities and equipment when reasonably needed for its own planning.

4.3	Party A is responsible for arranging the normal broadcasting of Shaanxi Satellite TV Channel and for signing with relevant parties the satellite use agreement and the optical fiber communication and transmission agreement and for signing with various regions the landing agreements and for providing other conditions needed for normal broadcasting (for the satellite receiving and landing expenses, please see the relevant provisions in this Agreement and in any supplementary agreement for details) so that the contents of Shaanxi Satellite TV can be broadcast in the means as agreed herein.

5.	Advertisements of Shaanxi Satellite TV and promotion of Shaanxi Satellite TV

5.1	During the cooperation period, Party B has the exclusive agency right for the advertisements of Shaanxi Satellite TV. Unless otherwise required by Party B, Party A shall not operate the advertisements of Shaanxi Satellite by itself or grant the agency right for such advertisements to any third party. Party B has the right to all the incomes and relevant derivative incomes generated from the advertisements of Shaanxi Satellite TV.

5.2	During the term of this Agreement, Party B shall have the right to build and promote the overall image of Shaanxi Satellite TV Channel.

5.3	Party A agrees to use the media platforms and resources it owns or operates to support Party B in marketing Shaanxi Satellite TV. The detailed promotion means and arrangements will be determined by Party A.

6. Right for final approval of contents of TV programs
6.1	Party A has the right for final approval of all the programs of Shaanxi Satellite TV and will ban any illegal program or request Party B to revise it until it meets the requirements of relevant laws and regulations.

6.2	For any advertisement of Shaanxi Satellite TV published by Party B or for which Party B is the agent, Party B shall submit the advertisement contract or sample tape to Party A for filing before broadcasting. If any advertisement violates any law or regulation or infringes on any third-party right (copyright, right of publicity, etc), Party A has the right to ban it or request Party B to revise it until it meets the requirements of relevant laws and regulations.

6.3	If Party B broadcasts any non-ad program before final approval by Party A and if the program contains any illegal content, Party B shall be liable and responsible for it and shall bear the liability for compensation. If Party A sustains any loss as a result of such a program, Party B shall compensate Party A for any actual loss.

6.4	If any advertisement published by Party B is false or infringes on any third-party right, Party B shall be responsible for handling it and for compensation. If Party A sustains any loss as a result of such an advertisement, Party B shall compensate Party A for any actual loss.
7. Shaanxi Satellite TV programs
7.1	Party A has the right to request and Party B promises that Party B must follow the instructions from Party A in broadcasting the news, current political events, entertainments, special topics, etc as requested by the State Administration for Radio, Film and Television, CPC Shaanxi Provincial Committee, governmental agencies, etc, and Party B shall not refuse to broadcast or cut any such programs for any reason.

7.2	Party A is responsible for providing Shaanxi Satellite TV with all the news programs for Shaanxi Satellite TV as well as other programs related to political publicity activities as requested by the local CPC committees and governmental agencies. Party A commits to keep the forms and contents consistent and the theme and representation means consistent when producing and broadcasting the above programs, provided that such programs meet the governmental requirements. However, Party B shall not refuse to broadcast or cut any of such programs. The copyrights of the programs provided by Party A belong to Party A or shall be determined in accordance with the agreements signed between Party A and third parties. Party A shall not exceed the provisions of this Agreement or any supplementary agreement by commissioning any third party to produce, provide or source any program for Shaanxi Satellite TV (this requirement does not apply to any publicity programs expressly designated by the governments).

7.3	For any program purchased by Party A, or for any program for which Party A has signed with any third party a program purchase contract and has paid part of the purchase price, or for any program for which Party A has signed with any third party a program purchase contract but still needs to perform the program purchase contract, both parties shall sign a separate supplementary agreement to define the handling method.
7.4	Except the Shaanxi Satellite TV programs purchased by Party A using the program purchasing money to purchase, as specified in this Agreement and any supplementary agreement, Party B, during the term of this Agreement, has the exclusive right to provide Shaanxi Satellite TV with or determine the programs for broadcasting on Shaanxi Satellite TV. Party B may itself or commission any third party to produce or purchase programs or suggest Party A to sign program purchase agreements with the parties designated by Party B. Unless otherwise specified in this Agreement or any supplementary agreement, neither Party A nor Party B shall charge any fee from the other party hereto for broadcasting any program provided or determined by Party B. The intellectual property of any program provided or determined by Party B to be purchased or produced hereunder belongs to Party B or shall be determined in accordance with the agreement signed between Party B and a third party.

7.5	Party B shall ensure the legality of the programs provided or purchased thereby and shall bear all the legal and economic consequences for such programs (excluding such programs as determined, provided or purchased by Party A). If Party A suffers any loss due to any illegal infringement on any rights (including copyright, right of publicity, etc) committed by Party B, Party B shall compensate Party A for such loss.

7.6	Any third party commissioned by Party B to produce programs shall hold the Broadcasting and TV Program Production and Operation License. If Party B or any third party commissioned thereby cooperates with any foreign legal person and/or natural person in producing teleplays or programs, Party B shall apply for the permit. If Party B introduces and/or broadcasts any overseas program, Party B shall follow the regulations on introducing and broadcasting overseas TV programs. If any violation on the part of Party B causes any losses, Party B shall bear all the legal and economic consequences. If Party A suffers any losses as a result of such a violation, Party B shall compensate Party A for all such losses.

7.7	Party B shall be responsible for arranging the broadcasting of programs and advertisements of Shaanxi Satellite TV, provided that this complies with relevant laws and regulations and that such broadcasting arrangements shall be reported to Party A for filing in advance, and shall not be implemented without confirmation from Party A.

7.8	During the term of this Agreement, Party A shall be responsible for obtaining all the governmental permits needed for broadcasting all the programs, provided that the programs provided or determined by Party B shall reach the criteria recognized by the regulatory authorities for broadcasting. Party A shall assist Party B in obtaining all the permits required for introducing and broadcasting overseas programs and shall provide other necessary assistance.

8. Agency fees
For the agency fees payable by Party B to Party A, the detailed provisions are as follows:
8.1	The first year begins on the effective date of this Agreement and ends on December 31st, 2009. Any subsequent year will be a calendar year, beginning on January 1st of each year and ending on December 31st of the same year. For the first year, the agency fee payable by Party B to Party A is RMB220,000,000.00 (RMB two hundred and twenty million); for each of the subsequent years from the second year to the sixth year (i.e. from January 1st, 2010 to December 31st, 2014), the agency fee will be increased by 10% (ten percent) over the previous year, i.e. the agency fee for the first year is RMB220,000,000.00, that for the second year is RMB242,000,000.00, and that for the third year is RMB266,200,000.00 (the period from the first year to the six year is called the “first period”). The above agency fees payable by Party B to Party A and those mentioned in the following Article 8-2 are collectively called “annual agency fee”.

8.2	The second period is from the seventh year to the tenth year (i.e. from January 1st, 2015 to December 31st, 2018). For the second period, the annual agency fee payable by Party B to Party A for each year is as follows:

The agency fee payable by Party B to Party A shall be increased annually by 10% over the annual agency fee for the sixth year (the calculation is as shown in Article 8.1).

8.3	Within fifteen (15) working days after this Agreement is signed by both parties, Party B shall pay to Party A RMB40,000,000.00 (RMB forty million) as the deposit.

8.4	For the payment of annual agency fee and of the deposit, please see the supplementary agreement separately signed by both Parties. Except for the above annual agency fees, Party B will not pay any other money to Party A for cooperation or agency in publishing Shaanxi Satellite TV advertisements as described in this Agreement (unless otherwise agreed under this Agreement or any supplementary agreement hereof or in writing by Party A and Party B).
9. Amounts and usages of support fees paid by Party A to Party B
9.1	Unless otherwise specified in this Agreement or any supplementary agreement, Party A agrees to provide in the following means support fees to Party B for the operating activities of Party B:
(1)	For the first year, the support fee to be paid by Party A to Party B is RMB130,000,000.00 (RMB one hundred and thirty million). From the second year during the term of this Agreement (agreement performance period), the support fee will be increased annually by 10% (ten percent) on the basis of the support fee for the previous year. This support fee is called the “annual support fee”.

(2)	Party A and Party B hereby recognize and define the “annual support fee” shall be used for the following purposes: take the support for the first year as an example — no less than RMB60,000,000.00 shall be used as the satellite receiving and landing fee for Shaanxi Satellite TV Channel; no less than RMB50,000,000.00 shall be used for purchasing the teleplays to be broadcast on Shaanxi Satellite TV Channel (one half of this RMB50,000,000.00 will be used by Party A for purchasing teleplays at its own discretion); the remaining RMB20,000,000.00 will be used by Party B as the relevant necessary expenditures for Shaanxi Satellite TV.

(3)	This provision of increasing the “annual support fee” annually by 10% over the previous year will remain valid after Party B reaches the agreed conditions and smoothly moves into the second period of cooperation. The fees used respectively for satellite receiving, landing support and teleplay purchasing shall increase 10% annually.

(4)	During the term of this Agreement, Party B shall use the satellite receiving and landing support fees and teleplay purchasing fees in full compliance with the provisions of this Agreement or any supplementary agreement.

(5)	For the payment of the support fee by Party A to Party B and for the payment of fees by Party B to Party A, both parties will sign a supplementary agreement.
9.2	Party A has not agreed and will not agree to sign with any third party any agreement on Shaanxi Satellite TV Channel which has the same or similar contents as this Agreement and at the same time not to position any other satellite TV channel as “Ren Wen Tian Xia” by signing with any third party any agreement which has the same or similar contents as this Agreement.
10. Issues regarding satellite receiving and landing of Shaanxi Satellite TV
10.1	It is warranted by Party A that Shaanxi Satellite TV is a nationwide channel in China, i.e. it meets all the technical conditions for satellite receiving and landing all over China as well as the permits as required by relevant laws, regulations and governments (except Hong Kong, Macao and Taiwan regions). Party A hereby provides Party B with the list of existing satellite receiving contracts and landing contracts as Annex 4 hereto.

10.2	It is agreed by Party A and Party B that, for the satellite receiving for Shaanxi Satellite TV during the term of this Agreement, Party A may sign satellite receiving agreements with relevant parties, provided that prior confirmation is obtained from Party B (Party B shall not unreasonably withhold such confirmation). The satellite receiving fee incurred by Shaanxi Satellite TV during the corresponding term of this Agreement shall be born by Party B (currently this fee is about RMB5,000,000 to RMB6,000,000.00 per year — the actually incurred expense shall be adopted).

10.3	Party A warrants that all the satellite receiving agreements signed between Party A and satellite companies and all the landing agreements signed between Party A and all cities before the effective date of this Agreement still remain effective and that Party A will continue to perform all such agreements until the expiration of this Agreement. Party B must use all the satellite receiving and landing support fees paid by Party A for the satellite receiving and landing fees of Shaanxi Satellite TV Channel or use such fees as otherwise agreed by Party A and Party B. If, during this Agreement, the amount of the satellite receiving and landing fee of Shaanxi Satellite TV does not reach the amount of the satellite receiving and landing support fee (e.g. if, according to the provisions of relevant Chinese laws and regulations, Shaanxi Satellite TV does no have to pay the satellite receiving and landing fee for broadcasting in other areas), Party B shall use the remaining or excessive satellite receiving and landing support fee for purchasing and/or producing TV programs, for promotional and large-scale activities of Shaanxi Satellite TV and other activities which may help improve the image of Shaanxi Satellite TV. Party A and Party B will separately negotiate and determine the use ratios of this support fee. Before using any part of this support fee, Party B shall obtain written confirmation from Party A.

10.4	Party A and Party B agree that, during the term of this Agreement, Party A shall determining the landing regions in accordance with the requirements of Party B and that Party A will sign Shaanxi Satellite TV landing agreements with the relevant authorities of such regions, provided that prior written (including fax, email) confirmation is obtained from Party B. If Party A fails to achieve landing in any relevant region due to any reason not on the part of Party A, Party A will not be held liable for such failure.

10.5	Party A and Party B agree to jointly achieve the landing of Shaanxi Satellite TV all over China. Party A agrees that Party B may appoint a person to act as the deputy responsible person at the office set up by Party A for handling Shaanxi Satellite TV landing issues.
11. Special provisions on the term of this Agreement and ranking of Shaanxi Satellite TV among nationwide satellite TV stations
11.1	The term of this Agreement is ten years, which is divided into two periods: the first period covers six years (from the effective date of this Agreement to December 31st, 2014) and the second period covers four years (from January 1st, 2015 to December 31st, 2018).

11.2	If Party B meets the following conditions through its own operation during first period (from the effective date of this Agreement to December 31st, 2014), upon the expiration of the above-said first period, this Agreement will be automatically renewed for four years until December 31st, 2018. Party B shall meet the conditions for nationwide ranking of Shaanxi Satellite TV: Shaanxi Satellite TV shall be ranked one of the top 14 satellite TV stations in China by the year of 2014 (which will be evidenced by the data provided by CVSC-SOFRES MEDIA. Please see Annex 1 to this Agreement for the definition of ranking).

11.3	If Party B fails to meet the above-mentioned conditions during the first period of cooperation (from the effective date of this Agreement to December 31st, 2014), i.e. Shaanxi Satellite TV fails to be ranked among one of the top 14 nationwide satellite

TV stations in China, Party A shall have the right to terminate this Agreement and Party B shall not object to this and shall not claim any rights against Party A for Party A terminating this Agreement.

11.4	If Party B meets the ranking requirement (i.e. becoming one of the top 14 nationwide satellite TV stations) as specified herein during the first period (from the effective date of this Agreement to December 31st, 2014), the cooperation between both parties will automatically enter the second period.

11.5	If the cooperation between both parties enters the second period in accordance with the above provision, Party B agrees that the annual ranking of Shaanxi Satellite TV will not be lower than the 14th among nationwide satellite TV stations in China.

11.6	After the term of this Agreement expires on December 31st, 2018, Party B shall have the preemptive right to renew this Agreement for five years under the same conditions as granted by Party A to any third party.

11.7	The termination of this Agreement will not affect the outstanding payments between both parties or affect any provisions which, in accordance with the context of this Agreement, will still remain effective after the termination of this Agreement.
12. Definition of Authorization Granted by Party A to Party B
12.1	Party B shall sign contracts with third parties in its own name.

12.2	Party B may carry on the normal business within the agreed scope in the capacity of Shaanxi Satellite TV Channel’s sole advertising agent or Shaanxi Satellite TV Channel’s program provide. In any external representation, Party B shall use the wording of “Shaanxi Satellite TV Channel’s sole advertising agent” or “Shaanxi Satellite TV Channel’s program provider” in a continuous form (i.e. without any interruption) and prevent others from misunderstanding Party B as Shaanxi TV Station; and not use Shaanxi TV Station logo. Party B shall not work out any other form of representation. In addition to the foregoing, if Party B needs to use Party A’s name and logo, it shall report to Party A for authorization. Party B may also list its work contents and business contents needing to use Party A’s name and logo at the signing of this Agreement so that Party A gives its approval or disapproval at the signing of this Agreement. If Party B carries on any business in the name of Party A, authorization from Party A shall be obtained. Party B shall act within the scope of power of attorney issued by Party A, failing which Party B shall be deemed acting beyond its authority. Party A shall issue a corresponding letter of attorney depending on Party B’s actual and reasonable needs.

12.3	Party B shall not engrave Party A’s seal or any seal containing Party A’s name, dispose of the rights obtained hereunder without Party A’s permission, perform borrowing & lending, buy & sell, car purchase, house purchase or lease activities in Party A’s name, provide guarantees for others, set pledge of right or conduct other civil and commercial activities in Party A’s name. During cooperation period, Party B shall not assign in whole all its rights and obligations for Shaanxi Satellite TV under this Agreement to any third party.

12.4	Party A and Party B shall be entitled to their respective creditor’s rights and bear their respective debts. Party A’s debts due to any third party shall be dealt with and borne by Party A (unless otherwise provided for in any relevant supplementary agreement) and Party B’s debts due to any third party shall be dealt with and borne by Party B, unrelated to Party A.
13. Provisions about Persons Engaged by Party B
13.1	The persons engaged by Party B shall sign labor contracts with Party B, unrelated to Party A.

13.2	If Party B needs to engage Party A’s persons, it shall obtain Party A’s consent and sign labor contracts with such persons. Whether such engaged persons terminate labor contract relationship with Party A or agree that they are part timers is to be agreed by Party A or such engaged persons.
14. Premature Termination and Default
14.1	Neither party shall unilaterally terminate this Agreement unless provided under this Agreement.

14.2	Party A is entitled to terminate this Agreement prematurely if:
(1)	Subject to the provisions of Article 11.3 hereof, Party B fails to reach the agreed conditions (i.e. the nationwide ranking of Shaanxi Satellite TV is raised to No.14 place) during the first period of cooperation (i.e. before December 31, 2014),;

(2)	Party B materially violates the provisions regarding the use and payment of satellite receiving and landing expenses and program purchase support expenses under this Agreement and or any supplementary agreement;

(3)	Party B fails to pay to Party A the security deposit and annual agency fee in full pursuant to the provisions of this Agreement and any supplementary agreement. Security deposit shall be paid in cash or bank acceptance bill (readily realizable).
If any of the circumstances in Paragraphs (2) and (3) occurs, in addition to terminating this Agreement prematurely, Party A is also entitled to ascertain Party B’s defaulting liability and deduct its actual losses from the security deposit.
14.3	In the event that this Agreement is prematurely terminated for any reason, in order to reduce the possible losses of both parties, Party A shall continue to assist Party B in performing the advertising agreements for Shaanxi Satellite TV Channel already signed by Party B with third parties and remaining in force after the termination of this Agreement (Party A and Party B shall agree upon the distribution of income arising hereunder).

15.	Both parties shall undertake the confidentiality obligation in connection with this Agreement.

The provisions about scope of confidentiality, etc are set forth in Annex 5.
16.	In case of anything not covered herein, both parties shall enter into a supplementary agreement.

17.	This Agreement is executed in quadruplicate, with each party hereto holding two (2) copies. Two copies shall have the same legal effect (each page of this Agreement shall bear the corporate seal of each party).

18.	Any dispute arising in connection with this Agreement or any supplementary agreement shall be resolved by both parties by consultation. In the event that no resolution can be reached by consultation, either party may bring a lawsuit with the people’s court of competent jurisdiction in the place where the plaintiff is domiciled.

19.	This Agreement shall become effective as of the date when Party B pays the security deposit of RMB forty million pursuant to the provisions of this Agreement. Prior to the effectiveness of this Agreement, Party A shall be responsible for the operations of Shaanxi Satellite TV; after the effectiveness of this Agreement, Party B shall carry on operating activities pursuant to the provisions of this Agreement. Both parties shall be responsible for the operations within their respective periods. But Party A and Party B agree that:
(1)	The advertising income of Shaanxi Satellite TV shall be owned by Party B on and as from January 1, 2009;

(2)	The costs other than salary costs arising from the operation of Shaanxi Satellite TV by Party A (from January 1, 2009 until Party B actually takes over the operations pursuant to this Agreement) shall be borne by Party B (Party A and Party B shall determine this amount after signing of this Agreement).

Party A:Shaanxi TV Station (corporate seal)	Party B: Beijing Hantang Yueyi Culture Media Co., Ltd. (corporate seal)

Authorized representative: /s/ Wang Guangqun	Authorized representative: /s/ Li Quan

Annex 1
The following terms and expressions shall have the following meanings as ascribed to them, unless the main body of this Agreement otherwise provides or the context otherwise requires:
(1)	“Shaanxi Satellite TV” means the Chinese channel of Shaanxi Satellite TV. For the purpose of this Agreement, if Party A replaces or exchanges Shaanxi Satellite TV on the signing date of this Agreement with any other channel or makes any transfer or assigns the substantial portion of current Shaanxi Satellite TV to other institution or department by any other means within the valid term of this Agreement, the above changes and the current channel shall be deemed a part of the “Shaanxi Satellite TV” under this Agreement. Refer to the government approvals for the Chinese channel of Shaanxi Satellite TV in Annex 3.

(2)	“Shaanxi Satellite TV Advertising” means all the advertisings released at or through or based on Shaanxi Satellite TV, i.e. advertisings directly or indirectly introducing or marketing or promoting relevant commodities, services, themes and brands, but not limited to, hard advertising, soft advertising, embedded type advertising, special sponsorship, SMS, naming, promotion activity, handout of leaflets, salon, lecture, forum, display, advertising publicity, theme activity, etc, whether above the line or below the line (unless otherwise stated herein), regardless of whether they are called “advertising”. For the avoidance of doubt, below-the-line activities through or based on Shaanxi Satellite TV shall also fall within the scope of Shaanxi Satellite TV advertising (unless otherwise stated herein).

(5)	“Shaanxi Satellite TV Program” means the contents other than Shaanxi Satellite TV advertisings released at Shaanxi Satellite TV, including Party A’s programs and Party B’s programs.

(6)	“Shaanxi Satellite TV Contents” means all the contents released at Shaanxi Satellite TV, including Shaanxi Satellite TV programs and Shaanxi Satellite TV advertisings.

(9)	“Ranking” means the annual ranking place of Shaanxi Satellite TV in terms of daily viewing rate among the 35 provincial-level satellite TV channels nationwide based on the data provided by CCTV CSM. The data condition of this viewing rate is: the viewing rate of 35 provincial-level satellite TV channels in 35 central cities nationwide among all the people aged above 4 years old. Annex 2 gives the list of 35 provincial-level satellite-based channels and the list of 35 central cities.

Annex 2
List of 35 provincial-level satellite-based channels and list of 35 central cities

Annex 3
Government approval documents for Shaanxi Satellite TV

Annex 4
Party A confirms that the information on the effective satellite receiving and landing of Shaanxi Satellite TV at the signing of this Agreement is as follows:

Annex 5
Confidentiality provisions
1. Each party shall keep confidential any information concerning the following contents received or obtained in connection with the signing of this Agreement (or any agreement contemplated hereby) and not disclose or use any such information:
(1)	the terms of this Agreement and any agreement contemplated hereby;

(2)	the negotiations regarding this Agreement (and any such other agreement); and/or

(3)	the business, financial or other affairs of the other party (including future plan and objective).
2. The provisions in Paragraph 1 shall not apply to any information which:
(1)	is disclosed or used under requirement of any law, any regulatory body or the rules or regulations of any recognized stock exchange;

(2)	is disclosed or used in accordance with any judicial proceeding arising from or out of this Agreement or any other agreement contemplated hereby, or relates to discloser’s taxation issue and is reasonably disclosed to the taxation authority;

(3)	is disclosed by either party to its professional consultants, but such party shall demand such professional consultants to comply with the confidentiality provisions in Paragraph 1, as if they are parties to this Agreement;

(4)	already becomes part of public knowledge through no breach of this Agreement;

(5)	is disclosed or used with the other party’s prior written approval; and/or

(6)	is used by either party for the purpose of performing the obligations hereunder or enjoying the rights and interests hereunder.

Annex 4
Party A confirms that the information on the effective satellite receiving and landing of Shaanxi Satellite TV at the signing of this Agreement is as follows:
National coverage of Shaanxi Satellite TV: 28 provincial capital cities and municipalities directly under the Central Government, more than 260 domestic cities

Municipality directly under the Central Government	Beijing, Shanghai, Tianjin, Chongqing (digital) (Fuling, Jiangjin)

Domestic	Northwest China	Shaanxi Province	Xi’an, Baoji, Xianyang, Yan’an, Yangling, Yulin, Shangluo, Ankang, Hanzhong, Weinan, Tongchuan
		Gansu Province	Lanzhou, Tianshui, Dunhuang, Jiayuguan, Yumen, Wuling, Linxia, Pingliang, Zhangye, Xifeng, Dingxi, Qingyang, Jiuquan, Huining
		Xinjiang Uygur Autonomous Region	Wulumuqi, Tacheng, Hami, Aletai, Kelamayi, Atushi, Kuitun, Kashi, Akesu, Yining, Shihezi, Tulufan, Fukang, Yili, Hetian, Minfeng, Shawan, Bayinguole, Wusu, Changji, Miquan, Kuerle
		Qinghai Province	Xining, Beihaizhou, Haidongzhou, Wangshuzhou, Huangyuan, Huangnan, Hainan, Haixi, Haibei, Geermu, Banma
		Ningxia Hui Autonomous Region	Yinchuan, Shizuishan, Helan, Wuzhong, Lingwu, Guyuan, Qingtongxia, Yanchi, Pingluo, Taole, Xiji, Longde, Pengyang, Haiyuan, Jingyuan, Huinong, Yongning, Zhongwei, Tongxin, Tongyuan, Xiji

	Southwest China	Tibet Autonomous Region	Lhasa, Ali, Rikaze, Shannan
		Sichuan Province	Chengdu, Guangyuan, Nanchong, Neijiang, Leshan, Ya’an, Emeishan, Dazhou, Daxian, Meishan, Zigong, Ziyang, Guang’an, Bazhong, Mianyang, Deyang, Suining, Luzhou, Yibin, Panzhihua, Aba, Ganzi, Liangshan
		Guizhou Province	Guiyang, Zunyi, Anshun, Liupanshui, Bijie, Tongren, Qiannan
		Yunnan Province	Kunming, Dali, Gejiu, Yuxi, Qujing, Ruili, Xishuangbanna, Chuxiong, Lijiang
		Guangxi Zhuang Autonomous Region	Nanning, Guilin, Yangshuo, Beihai, Liuzhou, Guigang, Qinzhou, Yulin, Wuzhou, Liuzhou, Baise, Fangchenggang, Chongzuo City, Hechi City, Hezhou City, Laibin City

	South China	Guangdong Province	Guangzhou, Shenzhen, Zhaoqing, Zhanjiang, Dongguan, Yangjiang, Maoming, Jieyang, Yunfu, Chaozhou, Shanwei, Shekou, Huizhou, Shantou (Chaonan District, Denghai District, Chaoyang District), Foshan

		Hainan Province	Haikou, Sanya

	Central China	Hubei Province	Wuhan, Ezhou, Shiyan, Xiangfan, Jingzhou, Jingmen, Huanggang, Suizhou, Jingmen, Xiantao, Qianjiang City
		Hunan Province	Changsha, Yongzhou, Ezhou, Huaihua, Xiangtan, Zhangjiajie, Zhuzhou, Xiangxi, Shaoyang, Chenzhou, Hengyang, Loudi, Suizhou
		Henan Province	Zhengzhou, Sanmenxia, Luoyang, Jiaozuo, Xinxiang, Hebi, Anyang, Puyang, Kaifeng, Shangqiu, Xuchang, Luohe, Nanyang, Xinyang, Zhoukou, Zhumadian, Pingdingshan

		Jiangxi Province	Nanchang, Jinggangshan, Lushan, Jiujiang, Shangrao, Ji’an, Jingdezhen, Yingtan, Xinyu, Pingxiang, Ganzhou, Fushun, Yichun
		Anhui Province	Hefei, Bengbu, Fuyang, Suzhou, Maanshan, Haozhou, Chaohu

	East China	Fujian Province	Xiamen (digital), Quanzhou (digital), Putian
		Shandong Province	Jinan, Dezhou, Zibo, Rizhao, Zaozhuang, Taian, Anying, Heze, Liaocheng, Binzhou, Linyi, Jining, Qufu, Weifang, Weihai
		Jiangsu Province	Nanjing, Wuxi, Yancheng, Suqian, Yangzhou, Suzhou, Taizhou, Jiangyin, Gaoyou, Changzhou
		Zhejiang Province	Hangzhou, Zhoushan, Shaoxing, Lishui, Gaoqing County

	North China	Hebei Province	Handan, Qinghuangdao, Chengde, Cangzhou, Renqiu (Petrochemical Network), Baoding (digital)
		Shanxi Province	Taiyuan, Linfen, Datong, Shuozhou, Yuncheng, Changzhi, Jincheng, Jinzhong, Lvliang, Xinzhou, Yangquan
		Inner Mongolia Autonomous Region	Huhehaote, Baotou, Hailaer, Xilinhaote, Wuhai, Dongsheng, Alashan, E’erduosi

	Northeast China	Heilongjiang Province	Harbin, Daqing, Jixi, Hegang, Jiamusi (Agricultural Cultivation Network), Suihua (Agricultural Cultivation Network), Shuangyashan (Agricultural Cultivation Network)
		Liaoning Province	Shenyang, Fushun, Jinzhou, Huludao, Dalian (Wafangdian, Pulandian), Chaoyang, Panjin, Benxi
		Jilin Province	Changchun, Baicheng, Jilin, Tonghua

Overseas	Hong Kong, Macao, Taiwan	Hong Kong, Macao

Oceania		Sydney, New Zealand, North America